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                                                                   EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "AGREEMENT"), dated and effective as of the 29th day of May, 1998, is entered into in Dallas, Texas by and between HighwayMaster Corporation, a Delaware corporation, with its principal place of business located at 16479 Dallas Parkway, Suite 710, Dallas, Texas, 75248 ("EMPLOYER"), and Jana Ahlfinger Bell, an individual residing in Dallas, Texas ("EMPLOYEE").

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Employer and Employee, intending to be legally bound, hereby agree as follows:

         1. Employment Relationship. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement. Such employment relationship shall continue for the stated term of this Agreement, as described in Section 8 hereof, or until the earlier termination of such relationship and this Agreement pursuant to Section 6 hereof.

         2. Position and Responsibilities of Employee. Employee shall be employed as Executive Vice President, Chief Financial Officer. Employee shall report to the President and shall devote such time and attention to the business of Employer as shall be required for the efficient management thereof, and shall manage and supervise such business, and shall devote her full time best efforts to the faithful performance of her duties on behalf of Employer. Employee shall also perform such other duties, and may have job responsibilities and titles modified from time to time as may be requested by the Executive Management of the Company or by resolution of the Board of Directors of Employer, provided such duties and job titles are generally consistent with the level of responsibility currently held by Employee. Employee shall not engage in additional gainful employment during the term of this Agreement without advance written consent from Employer.

         3. Compensation. For all services rendered by Employee pursuant to this Agreement, Employer shall pay to Employee, and Employee shall accept as full compensation hereunder the following:

            (a) Salary. Employee shall receive a salary of $16,666 per month payable by Employer in bi-monthly amounts in Dallas, Texas. Employee's salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of Employer. Employer may be permitted in its sole discretion, but not required, to increase the amount of compensation payable to Employee during the term of this Agreement, however, once increased compensation may not be decreased.

EMPLOYMENT AGREEMENT - PAGE 1
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            (b) Benefits and Perquisites. Employee shall be entitled to participate in the employee benefit plans provided by Employer for all employees generally, and for executive employees of Employer. Employer shall be entitled to change such plans from time to time, and the parties acknowledge that at the initial date of this Agreement the fringe benefits provided to Employee include a corporate 401(k) plan (contributions by Employee only under current plan), health and dental insurance for the Employee, short term disability insurance, long term disability insurance and reimbursement of certain expenses in accordance with the policies and procedures of the Company.

            (c) Discretionary Bonuses. The President and the Compensation Committee of the Board of Directors of Employer shall establish an incentive bonus plan for Employee based on various targets and performance criteria to be established by Employee in consultation with the President. The evaluation of the performance of the Employee as measured by the applicable targets and the awarding of applicable bonuses, if any, shall be at the sole discretion of the President. The potential annual bonus which may be awarded to Employee shall be in the amount of $50,000 at the first fiscal year end of Employer after execution of this Agreement, and 25% of actual base salary paid to Employee pursuant to Section 3(a) above in subsequent fiscal years. The first fiscal year bonus shall not be reduced by proration for the amount of time Employee was employed by Employer during the first fiscal year of her employment, whereas the final bonus shall be prorated to reflect the portion of the final fiscal year which is covered by this Agreement. Each annual discretionary bonus may be awarded whole, in part, or withheld in its entirety based on the level of incentive bonus plan performance criteria achieved by Employee, in the sole judgement of the President. The discretion allowed the President and Compensation Committee in this paragraph are expressly made subject to the duty of good faith and fair dealing set forth in Section 13 below.

            (d) Signing Bonus. Employee shall be entitled to a signing bonus of $30,000, payable on the date Employee begins work as an employee of Employer under this Agreement.

         4. Stock Options. Upon execution of this Agreement, Employee shall be issued stock options to purchase 70,000 shares of stock of HighwayMaster Communications, Inc. ("Initial Options") at a price to be determined by such Committee which is equal to the trading price of the stock on a public trading market on the date of issuance. The Initial Options will vest over a three year schedule as set forth herein, with one-third vesting on the first anniversary of the execution of this Agreement, the second one-third vesting on the second anniversary of the execution of this Agreement, and the third one-third vesting on the third anniversary of the execution of this Agreement. Notwithstanding the vesting schedule in the previous sentence, all Initial Options will accelerate and will vest immediately upon sale of more than 50% of the common stock or assets of Employer ("Change in Control of Employer"). Initial Options shall be issued pursuant to the applicable Employee Stock Option Plan and Stock Option Agreement to be signed by the Employee.

EMPLOYMENT AGREEMENT - PAGE 2


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In the event of any direct conflict with the Employee Stock Option Agreement or
Employee Stock Option Plan, the terms of the Initial Options shall be governed by this Agreement.

         5. Protective Covenants. Employee recognizes that her employment by Employer is one of the highest trust and confidence because (i) Employee will become fully familiar with all aspects of Employer's business during the period of her employment with Employer, (ii) certain information of which Employee will gain knowledge during her employment by Employer is proprietary and confidential information which is of special and peculiar value to Employer, and (iii) if any such proprietary and confidential information were imparted to or became known by any person, including Employee, engaging in a business in competition with that of Employer, hardship, loss and irreparable injury and damage could result to Employer, the measurement of which would be difficult if not impossible to ascertain. Employee acknowledges that any and all inventions, improvements, discoveries, formulae, processes, products or designs developed by Employee alone or in conjunction with others in connection with Employer's business during the term of Employee's employment with Employer ("Proprietary Information") shall be the sole and absolute property of Employer in perpetuity, that Employee shall promptly disclose such Proprietary Information to Employer, and Employee shall have no right, title or interest therein or to receive additional monies therefor, regardless of whether development occurred during working hours or any other time during the term of Employee's employment with Employer. Employee shall assist Employer in obtaining patents on all such Proprietary Information deemed patentable by Employer and shall execute all documents necessary to obtain such patents and to vest Employer with full and exclusive title to the patents and to provide testimony, documents, or otherwise make himself available to protect the patents against infringement by others. For purposes of this Agreement, an invention shall be deemed to have been made during the period of Employee's employment if, during such period, the invention was conceived or first actually reduced to practice, and Employee agrees that any patent application filed by Employee within one (1) year after the termination of Employee's employment with Employer shall be presumed to relate to an invention made during the term of Employee's employment with Employer unless Employee can establish the contrary. Employee further acknowledges that Employer has developed unique skills, concepts, sales presentations, marketing programs, marketing strategy, business practices, methods of operation, trademarks, licenses, technical information, Proprietary Information, computer software programs, tapes and discs concerning its operations systems, customer lists, customer leads, documents identifying past, present and future customers, hiring and training methods, investment policies, financial and other confidential and proprietary information concerning its operations and expansion plans ("Trade Secrets"). Therefore, Employee agrees that it is necessary for Employer to protect its business and that of its affiliates from such damage, and Employee further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both Employee and Employer, to protect Employer or its affiliates against damage due to loss or disclosure of Proprietary Information or Trade Secrets and shall apply to and be binding upon Employee as provided herein:

EMPLOYMENT AGREEMENT - PAGE 3

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            (a) Trade Secrets. Employee recognizes that her position with
     Employer is one of the highest trust and confidence by reason of Employee's access to and contact with certain Trade Secrets of Employer. Employee agrees and covenants that, except as may be required by Employer in connection with this Agreement, or with the prior written consent of Employer, Employee shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for Employee's own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, except as directed by Employer or as required for the performance of Employee's duties on behalf of the Employer, any Trade Secret (whether or not acquired, learned, obtained, or developed by Employee alone or in conjunction with others) of Employer or of others with whom Employer has a business relationship. All memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by Employee during the term of this Agreement, arising out of, in connection with, or related to any activity or business of Employer, including, but not limited to, the customers, suppliers, or others with whom Employer has a business relationship, the arrangements of Employer with such parties, and the pricing and expansion policies and strategy of Employer, are, and shall continue to be, the sole and exclusive property of Employer and shall, together with all copies thereof and all advertising literature, be returned and delivered to Employer by Employee immediately, without demand, upon the termination of this Agreement, or at any time upon Employer's demand.

            Employee represents and warrants that she is not bound by any agreement with any prior employer or other party that will be breached by execution and performance of this Agreement, or which would otherwise prevent her from performing her duties with Employer as set forth in this Agreement. Employee represents and warrants that she has not retained any copies of proprietary and confidential information of any prior employer, and she will not use or rely on any confidential and proprietary information of any prior employer in carrying out her duties for Employer.

            (b) Covenant Not to Compete. In the event this Agreement is terminated for any reason, Employee hereby covenants and agrees that for a period of 24 months after termination of this Agreement for any reason, she will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder (other than through ownership of publicly-traded capital stock of a corporation which represents less than five percent (5%) of the outstanding capital stock of such corporation), corporate officer, director, investor, financier or in any other individual or representative capacity, engage or participate in the wireless tracking and communication services business for the long haul trucking industry in the United States of America, or in wireless automotive vehicle security and roadside assistance services in the United States of America.

            (c) Survival of Covenants. Each covenant of Employee set forth in this Section 5 shall survive the termination of this Agreement and shall be construed as an agreement



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     independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against Employer whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Employer of said covenant.

            (d) Remedies. In the event of breach or threatened breach by Employee of any provision of this Section 5, Employer shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which Employer may incur as a result of said breach, violation or threatened breach or violation. Employer may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

         Employee hereby acknowledges that Employee's agreement to be bound by the protective covenants set forth in this Section 5 was a material inducement for Employer entering into this Agreement and agreeing to pay Employee the compensation and benefits set forth herein.

         6. Termination. The employment relationship between Employee and Employer created hereunder shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

            (a) Death or Permanent Disability. The employment relationship shall be terminated effective on the death of the Employee.

                The Employee shall be entitled to leaves of absence from the Company in accordance with the policy of the Company generally applicable to executives for illness or other temporary disabilities for a period or periods not exceeding six months in any calendar year, and her status as an employee shall continue during such periods. Provided, that Employee shall apply for Employer's short term disability insurance payments during such six month period, Employer shall supplement such short term disability payments during the first three months of such six month period to equal Employee's total compensation under this Agreement, and during the last three months of such six month period Employee shall accept payments under the Employer's standard short term disability plan (as referenced in Section 3(b) above) in lieu of salary amounts set forth in Sections 3(a) above. If, as a result of Employee's incapacity due to physical or mental illness which prevents Employee from satisfactorily performing duties for the Company on a full time basis and such incapacity is determined to be total and permanent such that the Employee will have been unable to perform her duties on a full-time basis for six months during a single fiscal year, the Employee shall be deemed to have experienced a permanent disability and the Company may terminate this Agreement upon thirty days written notice.



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            (b) Termination for Cause. The following events, which for purposes of this Agreement shall constitute "cause" for termination:

               (1) The willful breach by Employee of any provision of Sections 1, 2 or 5 (including but not limited to a refusal to follow lawful directives of the President and Executive Management or Board of Directors of Employer which are not inconsistent with the provisions of this Agreement) after notice to Employee of the particular details thereof and a period of 10 days thereafter within which to cure such breach and the failure of Employee to cure such breach within such 10 day period;

               (2) Any act of fraud, misappropriation or embezzlement by Employee with respect to any aspect of Employer's business;

               (3) The illegal use of drugs by Employee during the term of this Agreement that, in the determination of the President and Executive Management or the Board of Directors of Employer, substantially interferes with Employee's performance of her duties hereunder;

               (4) Substantial failure of performance by Employee, which is repeated or continued after 30 day written notice to Employee of such failure, and which is reasonably determined by the President and Executive Management or the Board of Directors of Employer to be materially injurious to the business or interests of Employer and which failure is not cured by Employee within such 30 day period other than for the disability as covered in Subsection 6(a) above; or

               (5) conviction of Employee by a court of competent jurisdiction of a felony or of a crime involving moral turpitude.

            Any notice of discharge pursuant to Subsections 6(a) and 6(b) shall describe with reasonable specificity the cause or causes for the termination of Employee's employment, as well as the effective date of the termination (which effective date may be the date of such notice under Subsections 6(a) or 6(b)). If Employer terminates Employee's employment for any of the reasons set forth above, Employer shall have no further obligations hereunder from and after the effective date of termination (other than as set forth below) and shall have all other rights and remedies available under this or any other agreement and at law or in equity.

            (c) Termination by Employee. Employee may terminate this Agreement without liability to Employer arising from the resignation of Employee at any time during the term of this Agreement upon 90 days or more (the "Notice Period") written notice to Employer. In the event of a proper notice by Employee, the termination date of Employee's


EMPLOYMENT AGREEMENT - PAGE 6
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     employment and this Agreement with Employer shall be the date provided in such notice, and Employee shall be entitled to compensation during the Notice Period (ending in its entirety upon completion of the Notice Period), as provided in Section 7 below. Upon proper notice of Employee's voluntary termination, Employer has the right to require Employee to cease her employment responsibilities immediately; however, for purposes of the compensation, stock option vesting, and all other benefits provided to Employee by or as a result of this Agreement, Employee shall be considered an employee of Employer for the entire Notice Period.

            (d) Termination by Employer with Notice. Employer may terminate this Agreement without cause at any time upon 30 days' written notice to Employee, during which period Employee shall not be required to perform any services for Employer other than to assist Employer in training her successor and generally preparing for an orderly transition; PROVIDED, HOWEVER, that Employee shall be entitled to compensation upon such termination as provided in Section 7 below.

         7. Compensation Upon Termination. Upon the termination of Employee's employment under this Agreement before the expiration of the stated term hereof for any reason, Employee shall be entitled to (i) the salary earned by her before the effective date of termination as provided in Section 3(a) hereof (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Employee during the salary payment period to the effective date of termination, (ii) any accrued, but unpaid, vacation or sick leave benefits, and (iii) any previously authorized but unreimbursed business expenses, and (iv) the pro-rata portion of the Discretionary Bonus set forth in Section 3(c) above which shall be determined based on the annualization of the Employer's performance criteria in its then-current fiscal year as established through the termination date of this Agreement. Determination of such metric achievement shall be subject to the same good faith discretion of the President as set forth in 3(c) above. If Employee's employment hereunder terminates because of the death or permanent disability of Employee, all amounts that may be due to her under this Section 7 shall be paid to her or her administrators, personal representatives, heirs and legatees, as may be appropriate.

         If Employee's employment hereunder terminates without cause pursuant to
Section 6(d) above, Employer shall pay to Employee (in addition to the amounts set forth in Subsections 7(i), 7(ii), 7(iii) and 7(iv) above) salary payments for the duration of the initial term of this Agreement as set forth in Section 8 below when and as such salary payments would have come due had the Employee's employment not been terminated. Any options awarded that have not yet vested shall continue to vest under the provisions of Section 4 above. Provided, that in the event Employee's employment hereunder terminates pursuant to Section 6(d) after i) a Change of Control of the Company, or after ii) the Employer ceases to conduct business as a going concern, or after iii) the Employer initiates Bankruptcy proceedings; Employee shall be entitled to an immediate payment equal to the next 12 months of regular salary payments in lieu of such next twelve months of regular salary payments which would otherwise be due within the initial term of this Agreement as set forth in



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Section 3(a) above, without prejudicing the rights of Employee to receive any additional salary payments which remain to be paid under the initial term of this Agreement.

         The provisions of Sections 5 and 7 hereof shall survive the termination of the employment relationship hereunder and this Agreement to the extent necessary or reasonably appropriate to effect the intent of the parties hereto as expressed in such provisions.

         8. Term. This Agreement shall be binding and enforceable against Employer and Employee immediately upon its execution by both such parties. The stated term of this Agreement and the employment relationship created hereunder shall begin on _______, 1998, and shall remain in effect for three years thereafter, unless sooner terminated in accordance with Section 6 hereof. This Agreement shall be deemed to be renewed for a month-to-month, at-will basis after its initial term unless the parties execute an express written renewal agreement which specifies a different term.

         9. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Notwithstanding Section 10 below, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of competent jurisdiction for equitable remedies of specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         10. Arbitration. Any controversy or claim arising out of or relating to this Agreement or relating to Employee's rights, compensation and responsibilities as an employee shall be determined by arbitration in Dallas, Texas in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be submitted to a single arbitrator selected in accordance with the American Arbitration Association's procedures then in effect for the selection of commercial arbitrators. This Section 10 shall survive termination of this Agreement for any reason.

         11. Assignment. This Agreement is personal to Employee and may not be assigned in any way by Employee without the prior written consent of Employer. This Agreement shall not be assignable or delegable by Employer, other than to an affiliate of Employer for administrative purposes only; provided, however, that in the event of a merger or consolidation of Employer with another entity or affiliate, the obligations of Employer hereunder shall be binding upon the surviving or resulting entity of such merger of consolidation. The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Employee and upon the successors, representatives and assigns of Employer.



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         12. Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

         13. Duty of Good Faith and Fair Dealing. Employer and Employee agree to deal fairly and in good faith with each other with respect to all obligations imposed by this Agreement.

         14. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

         (a)      If to Employer:    Wesley E. Schlenker
                                     General Counsel
                                     HighwayMaster Corporation
                                     16479 Dallas Parkway, Suite 710
                                     Dallas, Texas 75248-2621

                  If to Employee:    Jana Ahlfinger Bell
                                     305 Falcon Court
                                     Coppell, Texas  75019


         Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

         15. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of her or its obligations specified herein or reasonably implied from the terms hereof.

         16. GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE DEEMED MADE WHEN ACCEPTED BY HIGHWAYMASTER AT HIGHWAYMASTER'S EXECUTIVE OFFICE IN DALLAS, AND SHALL BE GOVERNED BY AND CONSTRUED



EMPLOYMENT AGREEMENT - PAGE 9
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IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF SUCH OFFICE AND EMPLOYEE
CONSENTS TO EXCLUSIVE JURISDICTION AND VENUE AT THE SITE OF SUCH OFFICE, AND TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL. EMPLOYEE ACKNOWLEDGES THAT HER CONTACTS WITH THE STATE OF TEXAS ARE SUBSTANTIAL AND CONTINUING, INCLUDING VISITS TO DALLAS FOR TRAINING, VARIOUS ADMINISTRATIVE FUNCTIONS, ETC.

         17. Entire Agreement and Amendment. This Agreement contains the entire understanding and agreement between the parties, and supersedes any other agreement between Employee and Employer, whether oral or in writing, with respect to the subject matter hereof. This Agreement may not be altered, amended, or rescinded, nor may any of its provisions be waived, except by an instrument in writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced.

         18. Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             EMPLOYER:

                                             HIGHWAYMASTER CORPORATION


                                             By: /s/WILLIAM C. SAUNDERS
                                                 --------------------------
                                                 WILLIAM C. SAUNDERS,
                                                 President and Chief Executive
                                                 Officer

                                             EMPLOYEE:


                                             JANA AHLFINGER BELL
                                             ------------------------------
                                             Jana Ahlfinger Bell



EMPLOYMENT AGREEMENT - PAGE 10